Exhibit 99.5

Our Ref	: 23080063
Your Ref	:

31-10-2023

YY Group Holding Limited

60, Paya Lebar Road,

#05-43, Paya Lebar Square,

Singapore 409051

Attention: Mr Mike Fu	BY EMAIL

Dear Sirs,

RE: LEGAL OPINION ON MALAYSIAN LAW

We refer to the above matter and the proposed offering and listing of the Class A Ordinary Shares (of no par-value) [hereinafter referred to as “the Class A-shares”] of YY Group Holding Limited (hereinafter referred to as “Company”) on the Nasdaq Capital Market (hereinafter referred to as “NASDAQ”).

1. Background

1.1	Our firm is registered with the Malaysian Bar. Our lawyer is admitted to the High Court of Malaya and is a qualified Malaysian Law practitioner. We have been requested to issue this legal opinion (hereinafter referred to as “Opinion”) in our capacity as Malaysian Legal advisor to the Company, a company incorporated under the laws of British Virgin Islands pursuant to the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands, in connection to the proposed initial public offering (hereinafter referred to as “Offering”) of the Class-A shares of the Company and the proposed listing of the Class-A shares on the NASDAQ (hereinafter referred to as “Listing”).

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[This is a continuation page from our letter dated 31-10-2023]

1.2	This Opinion is given to the Company solely for its benefit in respect to (a) the Offering, as further described in the Company’s registration statement on Form F-1, including all amendments and/or supplements thereto (hereinafter referred to as “the Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, in relation to the Offering and (b) the Listing.

2. Scope of Legal Opinion

2.1	This Opinion is only about the laws of general application in Malaysia as at the date hereof, and is given on the basis that the Opinion will be governed by and construed in accordance with the laws and regulations of Malaysia.

2.2	We have made no investigation of, and do not express or imply any views on, the laws of any country other than Malaysia or on matters which are not related to the legal matters in Malaysia.

2.3	Without prejudice to the foregoing:

(a)	We express no opinion on the following:-

(i)	Any taxation laws of any jurisdiction.

(ii)	The effect of any systems of law (other than Malaysian law) even in cases where, under Malaysian Law, any foreign law should be applied, and I therefore assume that any applicable law (other than Malaysian law) would not affect or qualify the opinion as set out below; and

(iii)	On matters of fact and/or commercial matters.

(b)	This opinion speaks as of the date hereof, no obligation is assumed to update this Opinion or to inform any person of any changes of law or other related matters (including matters of fact) coming to our knowledge and occurring after the date hereof, which may, affect this Opinion in any way.

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[This is a continuation page from our letter dated 31-10-2023]

3. Opinion

Considering the information provided earlier and with the stipulated qualifications herein, we hold the opinion that:

The statements found in the Registration Statement under the headings ‘Enforceability of Civil Liabilities’ and ‘Regulations,’ specifically those pertaining to Malaysian laws or proceedings, are affirmed to be wholly accurate and complete in all significant aspects. These statements effectively convey and condense the relevant Malaysian laws and proceedings, without any material omissions that could render them misleading. The disclosures featuring our viewpoints in the Registration Statement under the sections ‘Enforceability of Civil Liabilities’ and ‘Regulations’ are indeed expressions of our professional opinions.

4. Qualifications

Our opinion subjects to the following qualifications:

a)	We have based our judgment on the accuracy, completeness, and truthfulness of the factual statements or representations provided to us by any director, officer, or representative of YY Circle Sdn Bhd and Hong Ye Maintenance Sdn Bhd (hereinafter referred to as “Malaysian Subsidiaries”) as well as the Company, including their consultants, advisors and service providers. These statements may have been conveyed orally or in writing and pertain to matters concerning both the Company and the Malaysian Subsidiaries.

b)	It is important to note that this opinion is strictly limited to the matters expressly stated herein and does not extend by implication to any other issues.

5. Purposes

This opinion is specifically intended for the Company’s exclusive benefit and is applicable solely in the context of the Offering. It is crucial to understand that this Opinion:

a)	Should not be relied upon or utilised by any other individual and/or entity for any purpose beyond what is outlined in paragraph 7 below.

b)	This opinion must not be disclosed to any person, except the Company’s affiliates and/or legal advisors. It should not be quoted or referenced in any public document, submitted to any government, regulatory agency, stock exchange, or any other individual without our explicit prior written consent, except as outlined in paragraph 7 below.

6. Liability

6.1	For the avoidance of doubt, it is essential to clarify that this Opinion should not be used and/or relied upon by anyone apart from the Company. We do not assume any responsibility and/or liability towards any other individual and/or entity, even if the Company has shared a copy of our Opinion with another person, as long as it was done without our prior written consent.

6.2	Nevertheless, subject to the constraints imposed by applicable laws and regulations, the Company is permitted to rely on this Opinion under the condition that our total aggregate liability concerning the matters discussed in this Opinion is restricted to the total net fees we received in connection with the Listing.

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[This is a continuation page from our letter dated 31-10-2023]

7. Consent

We hereby consent to the utilisation of this Opinion in the Registration Statement, and we also authorise its filing as an exhibit therein. In addition, we consent to the inclusion of references to our name within the said Registration of Statement.

Thank you.

Yours faithfully,
/s/ Terry Lim
Terry Lim Law Chambers
Advocates & Solicitors

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